AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE RETIREMENT FUNDS, INC.

On behalf of the Target Funds (as defined in Schedule A)

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to the Investment Management Agreement is made as of the 5th day of February, 2020, by and between T. Rowe Price Retirement Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, on behalf of each Fund listed in Schedule A (each a “Fund” and collectively the “Funds”) and T. ROWE PRICE ASSOCIATES, INC. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland.

W I T N E S S E T H:

 WHEREAS, the Manager has entered into separate Investment Management Agreements with the Corporation, on behalf of each Fund (each an "Agreement" and collectively the “Agreements”);

 WHEREAS, the Funds do not pay a direct management fee to the Manager under the Agreements;

 WHEREAS, the Manager manages the Funds as funds-of-funds, where each Fund allocates its assets among various underlying funds (“Underlying Funds”) and each Fund incurs a significant portion of its expenses (including investment management fees) indirectly as a result of its investments in the Underlying Funds;

 WHEREAS, the Funds’ Board of Directors, including a majority of the directors who are not interested persons of each Fund, has approved, effective for each fund on the date listed in Schedule A, to change the manner in which each Fund bears expenses such that each Fund will invest in a zero-fee share class (“Z Class”) of each Underlying Fund and each Fund will implement an all-inclusive management fee rate that declines as each Fund reaches and surpasses its predetermined target date, and the Board has determined that such actions are in the best interest of each Fund and its shareholders; and

 WHEREAS, the parties hereto desire to amend each Agreement to add an all-inclusive management fee to each class of shares of the Fund and to make certain other clarifying amendments.

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Paragraph B under Section 1, “Duties and Responsibilities of Manager” is amended to add the following as the last sentence:

 For the avoidance of doubt, the Manager shall not be obligated to perform the services required to be provided by such agents employed for the benefit of the Fund by the Corporation.

2. Section 2, “Allocation of Expenses,” is amended to read in full as follows:

 2. Allocation of Expenses.

  The Manager shall pay all of the Fund’s expenses, with the following exceptions:

  (1)  Interest and Borrowing Expenses. Any interest expenses and other charges in connection with borrowing money, including line of credit and other loan commitment fees;

  (2)  Taxes. All taxes or governmental fees payable by or in respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

  (3)  Brokerage Commissions. All brokerage fees and commissions (including dealer markups and spreads), transfer taxes, and other charges incident to the purchase, sale, or lending of the Fund’s portfolio securities and other holdings;

  (4)  Nonrecurring and Extraordinary Expenses. Such nonrecurring or extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, directors, shareholders, distributors and agents.

  (5)   Acquired Fund Fees and Expenses. Any fees and expenses incurred directly from investment in shares of another fund.

  (6)  Any Plan Adopted Pursuant to Rule 12b-1 Under the Act. All expenses and other charges in connection with the provisions of any plan adopted pursuant to Rule 12b-1 under the Act.

3. Section 3, “Management Fee,” is amended to read in full as follows:

 3. Management Fee. The Fund shall pay the Manager a fee computed as follows, based on the value of the net assets of the Fund:

  A. Fee Rate. Each class will pay a management fee at the annual rate set forth in the table included in Schedule B, which is a percentage of the average daily net assets of the class. “Years to Target Date” will be determined on the first day of the Fund’s then-current fiscal year and the corresponding annual rate will apply through the last day of that fiscal year.

  B. Method of Computation. The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Manager during the next succeeding calendar month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in subparagraph (a) of this Paragraph 3, and multiplying this product by the net assets of the Fund as determined in accordance with the Fund’s prospectus as of the close of business on the previous business day on which the Fund was open for business.

  C. Proration of Fee. If Paragraph 3 becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

  D. Additional Classes. In the event that the Board of Directors determines a Fund shall issue any additional classes of shares, the Corporation and the Investment Manager may enter into an addendum setting forth the name of the class(es), the fee schedule for each and such other terms and conditions as are applicable to the management of such class(es).

4. All other terms and conditions of the Agreement remain in full force and effect.

 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized signatories as of the day and year first above written.

Attest:	T. ROWE PRICE RETIREMENT FUNDS, INC.
/s/Darrell N. Braman _______________________________________ Darrell N. Braman, Secretary	/s/David Oestreicher By:_______________________________________ David Oestreicher, Executive Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn E. Reilly _______________________________________ Kathryn E. Reilly, Assistant Secretary	/s/Darrell N. Braman By:_______________________________________ Darrell N. Braman, Vice President

CAPS\DOCUMENTS\Investment Management Agreements\Target Funds Investment Management Agreement.docx

Schedule A: Target Funds

Target Funds	Effective Date
T. Rowe Price Target 2005 Fund	April 14, 2020
T. Rowe Price Target 2010 Fund	April 14, 2020
T. Rowe Price Target 2015 Fund	April 14, 2020
T. Rowe Price Target 2020 Fund	April 14, 2020
T. Rowe Price Target 2025 Fund	April 14, 2020
T. Rowe Price Target 2030 Fund	April 14, 2020
T. Rowe Price Target 2035 Fund	April 14, 2020
T. Rowe Price Target 2040 Fund	April 14, 2020
T. Rowe Price Target 2045 Fund	April 14, 2020
T. Rowe Price Target 2050 Fund	April 14, 2020
T. Rowe Price Target 2055 Fund	April 14, 2020
T. Rowe Price Target 2060 Fund	April 14, 2020

Schedule B: Per Annum Fee Rates

Investor Class and Advisor Class

Years to Target Date	Annual Fee Rate (%)
All prior years	0.714
31	0.711
30	0.710
29	0.709
28	0.707
27	0.706
26	0.705
25	0.702
24	0.700
23	0.697
22	0.695
21	0.692
20	0.686
19	0.680
18	0.675
17	0.669
16	0.663
15	0.656
14	0.650
13	0.643
12	0.637
11	0.630
10	0.621
9	0.612
8	0.604
7	0.595

6	0.586
5	0.577
4	0.567
3	0.558
2	0.548
1	0.539
0	0.529
(1)	0.519
(2)	0.508
(3)	0.498
(4)	0.488
(5)	0.484
(6)	0.480
(7)	0.476
(8)	0.472
(9)	0.468
Thereafter	0.468

I Class

Years to Target Date	Annual Fee Rate (%)
All prior years	0.520
31	0.520
30	0.519
29	0.518
28	0.517
27	0.516
26	0.515
25	0.514
24	0.513
23	0.512
22	0.511
21	0.509
20	0.504
19	0.500
18	0.496
17	0.492
16	0.488
15	0.485
14	0.482
13	0.477
12	0.473
11	0.470
10	0.463
9	0.456
8	0.450
7	0.443
6	0.436

5	0.427
4	0.417
3	0.408
2	0.398
1	0.389
0	0.379
(1)	0.369
(2)	0.358
(3)	0.348
(4)	0.338
(5)	0.334
(6)	0.330
(7)	0.326
(8)	0.322
(9)	0.318
Thereafter	0.318